Exhibit 99.1

FOR IMMEDIATE RELEASE

Otonomy Reports Second Quarter 2016 Financial Results and Provides Corporate Update

SAN DIEGO, August 4, 2016 — Otonomy, Inc. (NASDAQ: OTIC), a biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the ear, today reported financial results for the quarter ended June 30, 2016 and provided an update on its corporate activities and product pipeline.

Second Quarter 2016 and Subsequent Highlights

•	OTIPRIO™ Launch Update: In March 2016, Otonomy announced the commercial availability of OTIPRIO (ciprofloxacin otic suspension) in the United States for the treatment of pediatric patients with bilateral otitis media with effusion undergoing tympanostomy tube placement (TTP). For 2016 Otonomy’s commercial effort is focused on building awareness and advocacy for OTIPRIO with physicians, gaining formulary approval in target facilities, and establishing reimbursement. These efforts require contact and coordination with multiple stakeholders including physicians, hospital pharmacists, facility administrators, and payors. A typical review by a hospital pharmacy and therapeutics (P&T) committee can take six to nine months to complete and is essential before utilization of OTIPRIO can begin in a given institution. We completed this process with a limited number of facilities through the second quarter which is reflected in the minimal revenues.

Commercial launch highlights through July include:

•	The Centers for Medicare and Medicaid Services (CMS) approved transitional pass-through status and established a new billing code for OTIPRIO. The code, C9479, became effective July 1, 2016. Hospital outpatient departments and ambulatory surgery centers billing for drugs assigned a C code are eligible for payment by Medicare for the pass-through drug in addition to the fee received by the facility for the related procedure. Otonomy believes that other payors including Medicaid and commercial insurers will, in many instances, follow Medicare’s lead.

•	Otonomy has made one or more OTIPRIO presentations to 90% of the top 100 target physicians, 85% of the top 500, and approximately 80% of the 2,000 physicians in its target audience.

•	Approximately 400 physicians who are affiliated with more than 650 facilities have received OTIPRIO for use during TTP surgery through Otonomy’s distribution of product samples.

•	OTIPRIO has now received formulary approval in more than 110 hospitals and reviews in an additional 240 hospitals are already scheduled. Otonomy’s success rate for formulary approval is currently over 90% in target hospitals, demonstrating the importance of Otonomy’s methodical, multiple stakeholder approach.

•	Approximately 75 facilities have now purchased OTIPRIO, of which 40% have placed multiple orders.

•	Collectively, the facilities that have purchased OTIPRIO, have formulary approvals or scheduled reviews, or are affiliated with physicians who have received product samples, account for more than one-third of total TTP volume in the United States.

•	Otonomy has had introductory discussions with 14 of the largest 20 commercial payors that represent over 125 million covered lives, and has had initial contact with all of the state Medicaid programs. Based on these discussions, the company believes that there will be limited restrictions placed by payors on the use of OTIPRIO during TTP surgery and there will be an opportunity for many facilities to receive reimbursement for OTIPRIO in addition to the TTP procedure payment.

•	Initiated Phase 3 Registration Trial of OTIPRIO in Acute Otitis Externa: In June 2016, Otonomy announced enrollment of the first patient in a Phase 3 clinical trial in pediatric and adult patients with acute otitis externa, also known as swimmer’s ear. The company expects to complete this trial and report topline results in the fourth quarter of 2016. If the results are positive, Otonomy expects to submit a supplemental New Drug Application (sNDA) to the U.S. Food and Drug Administration (FDA) in the first half of 2017.

•	Completed Patient Enrollment in an Open Label Phase 3b Clinical Trial of OTIPRIO in Expanded Population of Pediatric Patients Undergoing TTP Surgery: During the second quarter, Otonomy completed enrollment in an open label Phase 3b clinical trial that enrolled 501 pediatric patients undergoing TTP surgery. This trial is designed to evaluate OTIPRIO in a broader pediatric patient population than the previous Phase 3 trials by including patients undergoing common concurrent surgeries, and patients without bilateral effusion on the day of surgery. In addition, this study includes an extended follow-up observation period of 2 months and is designed to assess a novel Ear Drop Caregiver Burden Questionnaire in those patients requiring treatment with antibiotic ear drops. Topline results are expected to be available in the third quarter of 2016.

•	Completed Patient Enrollment in a Phase 2 Clinical Trial of OTIPRIO in Pediatric Patients with Acute Otitis Media with Tympanostomy Tubes (AOMT): In June 2016, Otonomy completed patient enrollment in a Phase 2 clinical trial evaluating a single administration of OTIPRIO for the treatment of pediatric patients with AOMT. A total of 95 pediatric patients were enrolled in this trial which is intended to determine the appropriate dose for further development of OTIPRIO in this indication. Topline results are expected to be available in the fourth quarter of 2016.

•	OTIPRIO Data Presentation and Symposium Held at a National ENT Conference: In May 2016 at the Combined Otolaryngology Spring Meetings (COSM), Otonomy presented data from a Phase 3b clinical trial that demonstrated the feasibility of administering OTIPRIO through the tube during a TTP procedure. In the Phase 3 clinical trials, OTIPRIO was administered prior to tube placement. Otonomy’s Medical Affairs group also sponsored a symposium for conference attendees which included a live demonstration of OTIPRIO’s thermosensitive properties.

•	Enrollment in AVERTS-1 and AVERTS-2 Phase 3 Clinical Trials for OTO-104 in Ménière’s Disease is Ongoing: Otonomy is conducting two Phase 3 trials for OTO-104 in patients with Ménière’s disease, AVERTS-1 in the United States and AVERTS-2 in the European Union (AVERTS = Alleviation of Vertigo Episodes Study). Each trial is a 16-week, prospective, randomized, double-blind, placebo-controlled trial that will enroll approximately 160 patients with unilateral Ménière’s disease. Results of both Phase 3 trials are expected in the second half of 2017. Patients completing AVERTS-1 and AVERTS-2 will be eligible to participate in an open label, multiple-dose safety study where they can receive two quarterly doses of OTO-104. OTO-104 has been granted Fast Track designation for this indication by the FDA.

•	Successfully Completed One-Year, Multiple-Dose Clinical Safety Trial for OTO-104 in Ménière’s Disease Patients: In August 2016, Otonomy announced the successful completion of a one-year, multiple-dose clinical safety trial of OTO-104 in patients with Ménière’s disease. This prospective, randomized, placebo-controlled clinical safety trial enrolled a total of 128 patients across multiple trial sites in the United Kingdom and demonstrated that quarterly dosing of OTO-104 was well tolerated. A multiple-dose clinical safety trial was initiated in Canada in the second quarter of 2016 to provide additional patients to meet the registration requirements for one-year repeat dose safety.

•	Phase 1 Clinical Safety Trial of OTO-311 is Ongoing: OTO-311 is a single-dose, sustained-exposure formulation of the potent and selective N-Methyl-D-Aspartate (NMDA) receptor antagonist gacyclidine that is in development for the treatment of tinnitus. Several dose cohorts in the Phase 1 clinical safety trial have been completed without concerns of patient tolerability. The trial will remain open in the second half of 2016 pending the potential evaluation of additional dose levels.

“Throughout 2016, we will remain focused on laying the foundation for OTIPRIO by establishing broad awareness within the target physician audience and successfully building advocacy through the sample trial program. The first quarter of launch has provided us with valuable experience in gaining formulary acceptance which we believe will be supported by the assignment of a unique C code for OTIPRIO that was effective as of July 1,” said David A. Weber, Ph.D., president and CEO of Otonomy. “In addition to our commercial execution, we continue to advance our product development programs as evidenced by the timely initiation of the Phase 3 trial for OTIPRIO in acute otitis externa, completion of patient enrollment in both the Phase 3b TTP and Phase 2 AOMT trials for OTIPRIO, and ongoing progress of the OTO-104 AVERTS-1 and AVERTS-2 Phase 3 clinical trials in Ménière’s disease.”

Anticipated Upcoming Milestones

•	Announcement of topline results for the Phase 3b trial of OTIPRIO in expanded pediatric patient population undergoing TTP surgery is expected in the third quarter of 2016.

•	Announcement of topline results for the Phase 2 clinical trial of OTIPRIO in AOMT is expected in the fourth quarter of 2016.

•	Completion of a Phase 3 registration trial of OTIPRIO in acute otitis externa and announcement of topline results is expected in the fourth quarter of 2016.

•	Initiation of a Phase 2 feasibility trial for OTO-104 in pediatric patients undergoing cisplatin chemotherapy treatment is expected in the second half of 2016.

Board of Directors and Management Team Updates

•	Resignation of Chau Q. Khuong from Board of Directors: On July 29, 2016, Chau Q. Khuong resigned from Otonomy’s board of directors and from his positions on the audit and compensation committees in order to devote additional attention to his responsibilities as a private equity partner at OrbiMed Advisors. The decision of Mr. Khuong to resign is not the result of any disagreement with the company on any matter relating to its operations, policies or practices.

•	Appointment of Iain McGill to Board of Directors: On August 2, 2016, Otonomy appointed Iain McGill to the board of directors and to the audit committee. Mr. McGill has served as senior vice president, Jazz Pharmaceuticals Europe and Rest of World for Jazz Pharmaceuticals PLC since March 2015. In this role, he has responsibility for all ex-U.S. operations and leads a multidisciplinary team covering commercial, development, medical, legal, compliance, business development and finance. From March 2014 to March 2015, Mr. McGill served as head of EUSA Pharma and senior vice president, Jazz Pharmaceuticals, and as chief commercial officer, EUSA Pharma, a specialty pharmaceutical company, from June 2012 to March 2014, when he joined Jazz Pharmaceuticals in connection with its acquisition of EUSA Pharma. From October 2011 to June 2012, Mr. McGill served as chief commercial officer at EUSA Pharma (Europe) Ltd. From August 2010 to September 2011, he served as president Europe, international & global marketing of EUSA Pharma (Europe) Ltd, and from January 2010 to July 2010, as president of Europe. From 2006 to 2009, Mr. McGill served as vice president and global business manager at Wyeth, a pharmaceutical company acquired by Pfizer Inc. Previously, Mr. McGill held commercial positions of increasing responsibility over thirteen years with Novartis, Roche and Syntex. He holds a Bachelor of Science degree in Biochemistry from the University of London.

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Retirement of Chief Scientific Officer: Otonomy’s chief scientific officer, Carl LeBel, Ph.D., has informed the company of his plan to retire from full-time employment. Dr. LeBel will continue in a full-time capacity until his replacement has been hired plus an additional transition period. After that, Dr. LeBel has committed to provide consulting support for an extended period. The company has initiated a search for a suitable replacement.

“I am delighted to welcome Iain to the board and believe that Otonomy will benefit greatly from his broad international pharmaceutical experience as we define our strategy for the development and commercialization of our product pipeline in markets outside the United States,” added Dr. Weber. “I would also like to take this opportunity to express my sincere gratitude and appreciation for the service and contributions made by both Carl and Chau. As one of Otonomy’s early employees, Carl played a key role in establishing the company’s development group and capabilities, and his commitment to support a smooth transition and serve in a part-time consulting role over an extended period clearly demonstrates his dedication to the success of Otonomy. Likewise, Chau’s active participation and thoughtful contributions and guidance to the company and its board through our initial public offering and transition to a commercial-stage company have been greatly appreciated.”

Second Quarter Financial Highlights

•	Cash Position: Cash, cash equivalents, and short-term investments totaled $239.0 million as of June 30, 2016, compared to $184.8 million as of December 31, 2015.

•	Operating Expenses: GAAP operating expenses were $30.0 million for the second quarter of 2016, compared to $12.6 million for the second quarter of 2015. Non-GAAP operating expenses, which exclude stock-based compensation and depreciation expense, were $26.6 million for the second quarter of 2016, compared to $10.8 million for the second quarter of 2015.

•	Research and Development Expenses: GAAP research and development (R&D) expenses for the second quarter of 2016 were $16.7 million, compared to $7.3 million for the second quarter of 2015. The increase was primarily a result of clinical expenses for OTIPRIO related to the open-label Phase 3b clinical trial initiated in late 2015 and label expansion trials initiated during the first half of 2016 as well as clinical expenses for OTO-104 related to the AVERTS-1 and AVERTS-2 trials initiated in the fourth quarter of 2015 and first quarter of 2016, respectively. R&D-related stock-based compensation expense was $0.8 million for the second quarter of 2016, compared to $0.7 million for the second quarter of 2015.

•	Selling, General and Administrative Expenses: GAAP selling, general and administrative (SG&A) expenses in the second quarter of 2016 were $12.9 million, compared to $5.3 million for the second quarter of 2015. The increase was primarily attributable to increased personnel expense and operating costs related to the commercial launch of OTIPRIO. SG&A-related stock-based compensation expense was $2.4 million for the second quarter of 2016, compared to $1.0 million for the second quarter of 2015.

•	Financial Guidance: The company reaffirms its expectation that non-GAAP operating expenses for 2016 will total $100-$105 million.

Non-GAAP Financial Measures

In this press release, Otonomy’s financial results are provided in accordance with generally accepted accounting principles (GAAP) in the United States and also on a non-GAAP basis. Non-GAAP financial results exclude stock-based compensation and depreciation expense. These non-GAAP results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the company’s business, are important in comparing current results with prior period results and provide additional information regarding the company’s financial position. Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally and to manage the company’s business and to evaluate its performance. Otonomy is unable to provide GAAP operating expense guidance since stock-based compensation expense is a significant component of GAAP operating expenses and stock-based compensation expense is difficult to predict and estimate due to its dependence on Otonomy’s future stock price. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the attached financial information.

About OTIPRIO

OTIPRIO (ciprofloxacin otic suspension) is a fluoroquinolone antibacterial indicated for the treatment of pediatric patients with bilateral otitis media with effusion undergoing tympanostomy tube placement. OTIPRIO is administered by a physician as a single 0.1 mL (6 mg) intratympanic administration into each affected ear, following suctioning of the middle ear effusion. The thermosensitive suspension exists as a liquid at or below room temperature and gels when warmed. In two Phase 3 trials, a single intraoperative administration of OTIPRIO demonstrated a statistically significant reduction in the cumulative proportion of study treatment failures compared to tubes alone (p-value <0.001).

Important Safety Information for OTIPRIO

Contraindications: OTIPRIO is contraindicated in patients with a history of hypersensitivity to ciprofloxacin, to other quinolones, or to any of the components of OTIPRIO.

Warnings and Precautions - Potential for Microbial Overgrowth: OTIPRIO may result in overgrowth of nonsusceptible bacteria and fungi. If such infections occur, institute alternative therapy.

Adverse Reactions: Adverse reactions (incidence at least 3%) that occurred in two Phase 3 trials with OTIPRIO vs sham were: nasopharyngitis (5% vs 4%), irritability (5% vs 3%), and rhinorrhea (3% vs 2%).

Use in Specific Populations - Pediatric Use: The safety and effectiveness of OTIPRIO in infants below six months of age have not been established.

Full prescribing information can be found at www.OTIPRIO.com.

About Otonomy

Otonomy is a biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the ear. OTIPRIO (ciprofloxacin otic suspension) is approved in the United States for use during tympanostomy tube placement surgery in pediatric patients, and commercial launch commenced in March 2016. OTO-104 is a steroid in development for the treatment of Ménière’s disease and other severe balance and hearing disorders. Two Phase 3 trials in Ménière’s disease patients are underway, with results expected during the second half of 2017. OTO-311 is an NMDA receptor antagonist for the treatment of tinnitus that is in a Phase 1 clinical safety trial. Otonomy’s proprietary formulation technology utilizes a thermosensitive gel and drug microparticles to enable single dose treatment by a physician. For additional information please visit www.otonomy.com.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or future financial or operating performance of Otonomy. Forward-looking statements in this press release include, but are not limited to, the statements regarding a C code and potential actions by Medicaid and private insurers, opportunities for reimbursement for OTIPRIO, the timing of completion and results of the OTIPRIO Phase 3 clinical trial for acute otitis externa, the timing of the submission of the sNDA to the FDA for OTIPRIO for acute otitis externa, the timing of results of the Phase 3b clinical trial of OTIPRIO in an expanded population of pediatric patients undergoing TTP surgery, enrollment in, and the timing of results of, the two OTO-104 Phase 3 clinical trials for Ménière’s disease, the timing of initiation of the OTO-104 Phase 2 clinical trial for cisplatin-induced hearing loss, the Phase 1 clinical safety trial of OTO-311 for treatment of tinnitus, the timing of results of the OTIPRIO Phase 2 clinical trial for AOMT, the sample distribution program and its potential results, the statements of Otonomy’s president and CEO, all upcoming milestones and all financial guidance. Otonomy’s expectations regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties. Actual results may differ materially from those indicated by these forward-looking statements as a result of these risks and uncertainties, including but not limited to: Otonomy’s limited operating history and its expectation that it will incur significant losses for the foreseeable future; Otonomy’s ability to obtain additional financing; Otonomy’s dependence on the commercial success of OTIPRIO and the regulatory success and advancement of additional product candidates, such as OTO-104 and OTO-311, and label expansion indications for OTIPRIO; the uncertainties inherent in the clinical drug development process, including, without limitation, Otonomy’s ability to adequately demonstrate the safety and efficacy of its product candidates, the preclinical and clinical results for its product candidates, which may not support further development, and challenges related to patient enrollment in clinical trials; Otonomy’s ability to obtain regulatory approval for its product candidates; side effects or adverse events associated with Otonomy’s product candidates; competition in the biopharmaceutical industry; Otonomy’s dependence on third parties to conduct preclinical studies and clinical trials; the timing and outcome of hospital pharmacy and therapeutics reviews and other facility reviews; the impact of coverage and reimbursement decisions by third-party payors on the pricing and market acceptance of OTIPRIO; Otonomy’s dependence on third parties for the manufacture of OTIPRIO and product candidates; Otonomy’s dependence on a small number of suppliers for raw materials; Otonomy’s ability to protect its intellectual property related to OTIPRIO and its product candidates in the United States and throughout the world; expectations regarding potential market size, opportunity and growth; Otonomy’s ability to manage operating expenses; implementation of Otonomy’s business model and strategic plans for its business, products and technology; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in Otonomy’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 4, 2016, and Otonomy’s future reports to be filed with the SEC. The forward-looking statements in this press release are based on information available to Otonomy as of the date hereof. Otonomy disclaims any obligation to update any forward-looking statements, except as required by law.

Contacts:

Media Inquiries

Canale Communications

Heidi Chokeir, Ph.D.

Senior Vice President

619.849.5377

heidi@canalecomm.com

Investor Inquiries

Westwicke Partners

Robert H. Uhl

Managing Director

858.356.5932

robert.uhl@westwicke.com

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Otonomy, Inc.

Condensed Balance Sheet Data

(in thousands)

	As of June 30, 2016	As of December 31, 2015
	(unaudited)
Cash and cash equivalents	$46,569	$158,664
Short-term investments	192,451	26,172
Total assets	250,452	193,030
Total liabilities	11,007	11,496
Accumulated deficit	(220,576)	(164,137)
Total stockholders’ equity	239,445	181,534

Otonomy, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(unaudited)
Product sales, net	$76	$—	$89	$—
Operating expenses:
Cost of product sales	395	—	404	—
Research and development	16,742	7,289	30,614	15,896
Selling, general and administrative	12,846	5,352	25,841	8,853

Total operating expenses	29,983	12,641	56,859	24,749

Loss from operations	(29,907)	(12,641)	(56,770)	(24,749)
Other income (expense)	231	97	331	188

Net loss	$(29,676)	$(12,544)	$(56,439)	$(24,561)

Net loss per share, basic and diluted	$(0.98)	$(0.52)	$(1.90)	$(1.04)

Weighted-average shares used to compute net loss per share, basic and diluted	30,128,150	24,139,791	29,728,477	23,670,508

Otonomy, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(unaudited)
Reconciliation of GAAP to non-GAAP operating expenses
GAAP operating expenses	$29,983	$12,641	$56,859	$24,749
Non-GAAP adjustments
Cost of product sales stock-based compensation expense	(4)	—	(4)	—
R&D stock-based compensation expense	(778)	(723)	(1,425)	(1,275)
SG&A stock-based compensation expense	(2,444)	(1,035)	(4,533)	(1,826)
Depreciation expense	(168)	(64)	(320)	(124)

Total non-GAAP adjustments	(3,394)	(1,822)	(6,282)	(3,225)

Non-GAAP operating expenses	$26,589	$10,819	$50,577	$21,524

Reconciliation of GAAP to non-GAAP net loss
GAAP net loss	$(29,676)	$(12,544)	$(56,439)	$(24,561)
Non-GAAP adjustments	3,394	1,822	6,282	3,225

Non-GAAP net loss	$(26,282)	$(10,722)	$(50,157)	$(21,336)

Reconciliation of GAAP to non-GAAP net loss per share
GAAP net loss per share, basic and diluted	$(0.98)	$(0.52)	$(1.90)	$(1.04)
Non-GAAP adjustments	0.11	0.08	0.21	0.14

Non-GAAP net loss per share, basic and diluted	$(0.87)	$(0.44)	$(1.69)	$(0.90)

Weighted-average shares used to compute net loss per share, basic and diluted	30,128,150	24,139,791	29,728,477	23,670,508